CORPORATE PARTICIPANTS
Andrew Swerdlow Orion Marine Group Inc. - IR
Mark Stauffer Orion Marine Group Inc. - CEO
Chris DeAlmeida Orion Marine Group Inc. - VP, CFO

CONFERENCE CALL PARTICIPANTS
Scott Levine Imperial Capital - Senior Vice President
Alex Rygiel FBR - Managing Director
John Rogers D.A. Davidson - Managing Director Matt Duncan Stephens - Managing Director Jon Tanwanteng CJS Securities - Analyst
Marco Rodriguez Stonegate Capital - Senior Analyst
Adam Thalhimer BB&T Capital - Senior Vice President

PRESENTATION
Operator
Good day, ladies and gentlemen. Welcome to the Orion Marine third quarter 2015 update conference call. (Operator Instructions)
I would now like to turn the conference over to Andrew Swerdlow, Investor Relations Manager. Please go ahead.

Andrew Swerdlow - Orion Marine Group Inc. - IR
Good morning. Welcome to the Orion Marine Group's third quarter 2015 update conference call.

Joining me today are Mark Stauffer, Orion Marine Group's President and Chief Executive Officer, Chris DeAlmeida, our Vice President and Chief Financial Officer and Dwayne Breaux our Executive Vice President and Chief Operating Officer.

Regarding the format of the call, we have allocated about 10 minutes for prepared remarks in which Mark will provide an update on events which occurred in the third quarter that will impact our results. We will then open the call for sale side analyst questions for the remainder of the time. We would ask that you limit your questions to one question and one follow-up before getting back into queue.

During the course of this conference call, we will make projections and other forward looking statements regarding, among other things, our end-markets, revenues, gross profit, gross margin, EBITDA, EBITDA margin, backlog, projects and negotiation and pending award, as well as our estimates and assumptions regarding our future growth, EBITDA, EBITDA margin, gross margins, administrative expenses, and capital expenditures.

These statements are predictions that are subject to risks and uncertainties, including those described in our 10-K for 2014 that may cause actual results to differ materially from those statements.

Moreover, past performance is not necessarily an indicator of future results. By providing this information, we undertake no obligation to update or revise any projections or forward looking statements, whether as a result of new developments or otherwise.

Also, please refer to the press release issued this morning October 21, 2015 and our quarterly and annual filing with the SEC, which are available on our website for additional discussions on risk factors that could cause actual result to differ materially from our current expectations.

With that, I'll turn the call over to Mark Stauffer, President and Chief Executive Officer. Mark?

Mark Stauffer - Orion Marine Group Inc. - CEO
Thank you, Drew and thanks for joining us this morning. We're holding this call this morning to provide more detail around the press release we issued this morning regarding our preliminary third quarter results. The primary goal of this call is to discuss third quarter operational issues, which we believe will have a material impact on our result. That being said, I'll take a moment to highlight some positives from the quarter.

First, we're very pleased with the TAS acquisition, which is performing above our expectations. TAS had a strong performance during the third quarter and we expect continued strong demand for their services for the remainder of this year and for 2016. Demand for services in the marine construction segment continue to grow. Year-to-date in this segment we have bid on approximately 1.1 billion of work, which represents a 19% increase over the same period in 2014. We believe we will continue to see strong demand for our marine construction segment services and at this segment of our business will have solid returns in the future. Combined during the third quarter we bid on approximately $682 million of work and we're successful on $161 million representing a 24% win rate.

However, as we announced this morning, during the third quarter we experienced issues on five projects managed out of our Tampa, Florida office which has led to the significant write downs on these jobs to account for changes in managements estimate to complete the projects and to our actual cost incurred when performing and finalizing of these projects. Specifically, as a result of concerns on these projects in late September I mandated a deeper view of the associated projects forecast resulting in several changes to the forecasted cost to complete these projects.

As an example of some of these issues a project involving the installation of the storm water outfall experienced increases in cost estimates to complete the project due to delays and production as the project was finalizing the search-zone phase. Further, it was determined that several sections of prior placed pipe had connection issues which led to the need to remove and reinstalled six pipe sections, a time consuming and costly process.

On another project incompatibility of movement connections details resulted in delays to complete the project substantially increasing cost. Fundamentally, these changes are a result of a vacuum in the Tampa offices operational leadership as a result of the passing of the company's former Chief Operating Officer, who was based in the Tampa office and has significant influence over its operation. This led to mistakes on projects as issues arose, compounding production delays and extending time frames for these projects. In some cases we do have pending claims or change orders which we will aggressively pursue that could lead to cost recovery.

We are completing these jobs to customer satisfaction as quickly as possible in order to mitigate the impacts and expect all of these projects to be completed by the end of the first quarter of 2016 if not sooner. As the CEO of a company the prides itself on successful project execution, these project performance issues in Tampa are completely unacceptable. In the history of this company we have never experience this level of problems on projects and I'm taking aggressive actions to ensure that this does not occur again. While I'm extremely disappointed with these developments it's important to point out that these are isolated, correctable issues which are limited to our Tampa operation.

I'm rectifying the situation and ensuring that these events do not recur. I'm also confident that our new COO, Dwayne Breaux has the experience and leadership skills to help resolve these issues and help prevent them from occurring. We have instituted a complete realignment of the Tampa office and have full confidence in our Tampa team going forward. As a result of these adjustments we've also examined our Florida differed tax asset and will be taking a $1 million valuation allowance against this asset.

Also I want to take a moment to give you an update on our equipment review program. During the third quarter we completed our previously discussed asset review and have identified several non-essential or underutilized assets both equipment and property that will be disposed. Included in this we are adjusting our dreading fleet to meet anticipated future market demand and to minimize impacts from the unpredictability of the army corps of engineers lending cycle. Specifically, we will be selling one underutilized dredge internationally that we do not believe meets the future operating requirement of our business. We have also converted two other dredges into booster pumps to support ongoing and future work. Converting these dredges into booster pumps was a cost effective process and we have the capability to convert them back into a dredge configuration as the market demands in the future.

This also aligns with work we currently have in backlog or anticipate working on in the future where we will be utilizing longer dredge pipelines requiring additional boosters. The disposal of the non-essential or underutilized assets along with the sale of surplus real estate in Tampa will result in a onetime non-cash charge of approximately $2.6 million that we will record in the third quarter.

These disposals will not have a material impact on ongoing operations, though will result in annual cost expense reduction of approximately $1.2 million. We estimate the proceeds from the disposal of this equipment and real estate to be between $5 million and $6 million, which will be used to pay down debt. These significant steps that will better align our assets for the future.

Additionally, we have develop an improved CapEx planning process, which evaluates each type and piece of equipment to ensure we are investing capital dollars were returns will be maximized. In the future, this will include replacing some equipment when it is at the end of its useful life with rental equipment, providing us with great flexibility. To be clearer, we will continue to own a significant amount of equipment. However, I will continue to ensure that we are investing capital that provides a solid return and then we have a fleet that is flexible to meet the market.

I also want to touch base on the army corps of engineers and recent awards. As expected we did see an increase in corps bid opportunities during the third quarter. However, we were successful on only one of the projects led during August and September, which was subsequently cancel by the corps and will be rebid in 2016. Another project letting that was postponed in September was led during October and we are the apparent low bitter.

Despite the results from the recent corps letting activities, we continue to have opportunities from the private sector and local port authority. We expect at the inconsistencies in corps lettings to abate in 2015 and have them return to a more normalized funding pattern. This did not occur and we do not expect this to occur in the near future. As a result as I just mentioned, we are making changes for the composition of the dredge fleet to meet the market we see ahead and we expect improved dredge utilization going forward irrespective of the lettings from the corps.

In summary, we are confident in both our marine construction business and our recent acquisition of TAS, which is outperforming initial expectation. However, the impacts from the five projects -- the five Tampa projects along with one-time non-cash expenses related to the disposition of underutilized equipment and facilities and evaluation allowance on a portion of the companies Florida deferred tax asset will significantly affect the company's third quarter results.

We believe our third quarter 2015 results will be a loss in the range of $0.25 to $0.30 per share. Also we will be giving specific guidance for both the full year 2015 and 2016 on the formal earnings call in November. I'm focused on moving our company forward positioning us for success and delivering more predictable results in the future. I'm confident we are rectifying the issues with our Tampa operations and that 2016 will be a solid year for the company with significantly improved bottom-line performance.

With that, I'll turn the call over to Andrew to open up the call for question and answer.

Andrew Swerdlow - Orion Marine Group Inc. - IR
Jessica, could you please review the procedure for taking a question?

QUESTIONS AND ANSWERS
Editor
(Operator Instructions)

Operator
Our first question comes from Scott Levin from Imperial Capital. Please go ahead.

Scott Levine - Imperial Capital - Senior Vice President
Hello.

Mark Stauffer - Orion Marine Group Inc. - CEO
Hi Scott.

Scott Levine - Imperial Capital - Senior Vice President
So I guess, I just wanted to be clear. Can you provide with regard to the revised guidance for the third quarter, can you quantify some of these charges? I'm assuming this 25% to 30% loss include all the charges that you referred to in the press release and/or on this call and can you clarify how much of it relates to the contract charges during the quarter and I'm guessing the way the accounting works for this, assuming every contract proceed according to your re-forecast that we shouldn't expect additional charges in the fourth quarter and in Q1. A little bit more color on the impact of the contracts specifically in Q3?

Mark Stauffer - Orion Marine Group Inc. - CEO
Well this may be kind of -- the answer to that first is, yes, we believe we have accounted for the future forecasted on these projects in the third quarter. Additionally, as you know when these move into a lot -- when a project moves into a loss position we take the whole loss at that time, there is no percentage of completion impact at that time. Secondly, I think the non-cash is included in the $0.25 or $0.30 is the non-cash charges which is approximately $0.10 of the impact, so the balance of the impact is related to the production issues on this project.

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
Yes, and to that point Scott, if we did not have these job adjustments in the quarter, we did have one job just from a timing perspectives that moved around, but if we did not have that we believe, we would have been in line with street estimate.

Scott Levine - Imperial Capital - Senior Vice President
That's helpful and can you characterize how large percentage of your civil marine business is the Tampa operations, and maybe compared in size to some of the other bigger markets, just to get a size of its relative importance, or sense of it anyway.

Mark Stauffer - Orion Marine Group Inc. - CEO
If we go back historically like for 2014 they probably did around $100 million of business last year in 2014, so that gives you and we did 385 million last year. So there is a significant amount of business out of that office.

Scott Levine - Imperial Capital - Senior Vice President
One last one, if I can sneak it in, your commentary regarding U.S. Army Corps market was pretty downbeat again just maybe a little bit more color as to why we got a water bill last year, I know the Army Corps is subject to budget passing and policy and sometimes gridlock, but maybe a little bit more elaboration on what's going on with the bid market there?

Mark Stauffer - Orion Marine Group Inc. - CEO
Sure, well first before I answer that, I do want to reiterate the comments that I made just a moment ago, is that, we do think that we have good opportunities in the private sector related around turnkey opportunities that will utilize dredge assets going forward. We also continue to work on port authority work that is unrelated to the federal government and the Corps of Engineers. So we like what we see in those opportunities going forward, having said that with the Corps of Engineers, I think quite frankly, we were set up pretty good for this year to have a normal budget process, a normal appropriations process.

As you know that did not occur, we're operating under a continuing resolution until December 11. I think it's our belief, at this point based on what we've just seen is, is that, we're probably not going to have a normal budget and appropriations process for the remainder of this administration. Therefore we're taking the steps that we're taking to adjust the dredge fleet and we think that coupled with the opportunities we see in the private sector and with the port authorities that we'll be able to a flex the fleet and help utilization -- overall utilization, irrespective of what's going on with the Corps.

Operator
Our next question comes from Alex Rygiel from FBR. Please go ahead.

Alex Rygiel - FBR - Managing Director
Mark, can you update us on the status of your bank covenants and your new credit facility that you've got in August for the TAS transaction and where we stand on that relative to the revised guidance?

Mark Stauffer - Orion Marine Group Inc. - CEO
Yes, good question. Obviously, we would've preferred to have a of stronger quarter coming out after we just close the transaction that did not occur but we have had extensive conversations with our bank group to update them on this situation. We do not have, nor do we believe at this time we will have any issues with any of the covenants going forward and so we're - we'll be continuing to monitor that, but we think at this time we do not have an issue there.

Alex Rygiel - FBR - Managing Director
And as a related to the new awards in the quarter, can you break that up between sort of your traditional Orion Marine construction, new awards [ph] and the TAS awards?

Mark Stauffer - Orion Marine Group Inc. - CEO
Yes, effectively the win rate for TAS was around 30% of the work they bid on and in the marine construction segment there win rate was around 18%. So, I think it roughly about 15% of the dollar value of 161 million was TAS and about 50% of it was marine construction, and again I think part of that, on the marine construction side within an 18% win rate, part of that is just the normal gyrations of the timing of rewards and part of it clearly was the lack of success on the corps project that were led during the August and September.

Alex Rygiel - FBR - Managing Director
And does that 80 million or so associated with TAS reflect a full quarter or partial quarter?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
That would reflect the full quarter.

Alex Rygiel - FBR - Managing Director
That's a full quarter. And then if we excluded the five projects and the charge how to did your remaining business do in the third quarter relative to expectations?

Mark Stauffer - Orion Marine Group Inc. - CEO
Well, I think as Chris said. If you excluded the five projects and the associated valuation allowance and also excluded the non-cash items related to the equipment and property we think we would have met street expectations for the quarter.

Alex Rygiel - FBR - Managing Director
And lastly, you mentioned an Army Corp job that slipped into October, but you've been successful on as being the low bidder. Can you quantify that?

Mark Stauffer - Orion Marine Group Inc. - CEO
Yes. That's public information now, that's out there on the website, that's about a $7 million or $8 million -- between $7 million and $8 million project and we're expecting the notice of award on that any day.

Operator
And our next question comes from John Rogers from D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson - Managing Director
Couple of just follow up things just for clarity on the -- I know you've got the valuation allowance on the TAS asset, but the rest of the earnings were fully - that's a fully taxed earnings?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
Correct.

John Rogers - D.A. Davidson - Managing Director
Thanks, Chris. And was TAS a positive contributor to earnings?

Mark Stauffer - Orion Marine Group Inc. - CEO
Absolutely.

John Rogers - D.A. Davidson - Managing Director
OK. And I guess the other thing is with the Tampa projects that you had trouble with. How much is left in backlog related to those projects?

Mark Stauffer - Orion Marine Group Inc. - CEO
They are mostly complete, we'll complete two of those projects in the quarter -- I mean in Q4 and the other three in Q1 of '16. They are about I think in aggregate about 85% complete at this point, but I'll have to get you the exact backlog number on that, John.

John Rogers - D.A. Davidson - Managing Director
OK, all right, but 85%.

Mark Stauffer - Orion Marine Group Inc. - CEO
They are pretty far alone, yes.

John Rogers - D.A. Davidson - Managing Director
OK, great. And then in terms of the TAS business, you did announce I guess a relatively sizeable project in the quarter, is any change to the expectations there especially relative to their backlog and going into 2016. I know you talked about being a positive contributor, is it better than you expected now or about inline?

Mark Stauffer - Orion Marine Group Inc. - CEO
It actually is a little bit better than we expected and even specific although we don't get the full credit Q3, but looking at Q3 alone on a pro-

forma basis their Q3, 2015 compared to 2014 on the revenue piece was up 26% year-over-year and EBITDA is up roughly 40% year-over-year. So they are improving, they've got great results, I'm very pleased overall with the occupancy [ph] and as we look at the market going in 2016 it remains strong, there is a lot of good activity. So we expect to see growth out of them as we head in the 2015.

John Rogers - D.A. Davidson - Managing Director
OK. And then give that the marine backlog is down - I'm assuming is down again, the -- what are you looking at relatively in terms of margins in that backlog, have they compressed as well or are they still holding up?

Mark Stauffer - Orion Marine Group Inc. - CEO
No, I think overall they are holding up, obviously, if you exclude the projects that we're talked about with Tampa, clear that's a drag on it, but I think overall I would say they are holding up and they are improving. It's obviously as we've talked about many times before we think pricing, bid pricing out there as a whole should be better than it is in some areas that it hasn't improved quicker. But I think generally speaking we are seeing incremental improvement in -- across the board and we are holding, if not improving margins in the backlog.

John Rogers - D.A. Davidson - Managing Director
All right, and I assume, Mark, that you did a fairly extensive review when the Tampa issues came up of your other operation. Any concern there on project execution or management of those?

Mark Stauffer - Orion Marine Group Inc. - CEO
No. Short answer is no. Long answer, I mean again we're still a construction business and we still have to be mindful of that. But I think in the other operations, we are confident in our capabilities there, what we're doing, what we're working, what we're going after and how we're performing. We clearly disappointed with what's going on in Tampa where we've taken strong action, we've realigned the management team there, we're realigning the project management teams as well, we're refocusing our team over there on the fundamentals that have made this company a success, and we're confident in a team that we have over there going forward that we'll get these problems, projects completed behind us and we will not have recurrence of this.

Operator
Our next question comes from Matt Duncan from Stephens. Please go ahead.

Matt Duncan - Stephens - Managing Director
So, first thing I want to do is see if I can sort of summarize where the various businesses stand at this point. If I'm hearing you correctly, TAS is surprising us to the high size so good there. The Tampa office obviously is a problem child. The dredging business is still what I'm not quite as clear on. Are we pretty much on track with what we thought we were going to see there; or is that maybe from some of the comments about the core and lettings being a little slower, maybe is it a little below sort of what you thought it would be at this point?

Mark Stauffer - Orion Marine Group Inc. - CEO
No. A very, very good question and again I will want to reiterate it. Where we've been pleased with how the dredging assets have performed in 2015, we think we are largely on plan for what our expectations were with that group. As we look forward, we have opportunities that we either have in hand, in backlog or that we are pursuing, and in the private sector, so non-core related including turnkey opportunities that we think we'll utilize the dredge assets. But as we also said, we've adjusted -- made some adjustments to the fleet to account for the choppiness that we've seen and we expect to continue to see at least for the balance of this administration with the budgetary cycle.

So, we'll adjust our fleet and flex accordingly related around that, again there is another opportunities out there other work that we have to work on going forward that is not related to the core. So, we're confident with that and the moves we're making to adjust the fleet that we will see improved utilization with the dredge fleet going forward.

Matt Duncan - Stephens - Managing Director
So, as it pertains to the Tampa office, I guess what I'm struggling with here is and having a difficult time understanding how one person was so key to sort of holding that operation together, which is affected to what you guys are saying that the passing of your former COO is what resulted in these five projects getting off the rails. Have you essentially found out that the rest to the management team that was running that business was sub-par; are they being replaced? Sort of walk us through a little more detail, what exactly -- what you're doing to fix that business?

Mark Stauffer - Orion Marine Group Inc. - CEO
Yes, absolutely. Well, first off with relation to the former COO, he came up -- just to be clear. He came up through the ranks in the Tampa office. So, just want to be clear that he started out as a manager in that office at a significant influence over its growth and success and ultimately moved up in the organization. So, it's a little bit more than just he was based there; he kind of came up through the ranks there and had a significant influence on it.

Short answer to the rest of your point there is -- long story short is the Tampa team led me down. They led me down as a result of Jim's passing. We had a vacuum that the team over there did not fill adequately clearly. That's unacceptable. We have made changes. We have -- there has been demotions that have occurred. There is individuals that are no longer with us as well. So, we are taking the appropriate steps and we'll take other steps as needed, but we're aggressively addressing the situation over there with the assistance of Dwayne Breaux in particular coming on-board as our new COO; confident that we will have those operations back to where they can be profitable as soon as possible.

Matt Duncan - Stephens - Managing Director
And just a couple of quick numbers questions if I may. Chris, are you prepared to give us a revenue breakdown for the quarter; what were sales and how to break down between TAS and the marine construction business?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
Yes, absolutely. Generally speaking, looking at the revenue, it's going to come in the $135 million to $140 million range, about a third of that will be related the TAS. Specifically, keep in mind for TAS, we will only get just shy of two months, we closed that transaction on August 1s, so August 6 forward accounts for us. So again, so shy of two months operations. But to give you some pro forma look at that, if we had had the full quarter for TAS, we be in the $165 million, $170 million range for total revenue and TAS at that point would make up about 45% of the total revenue picture.

Matt Duncan - Stephens - Managing Director
And then last thing just on the balance sheet. Can you give us some idea in the wake of the TAS acquisition? What does the balance sheet look like; what is shareholders' equity at the end of the quarter? What's the carrying value of your goodwill and intangibles at this point? And then the last thing which is I want to make sure we have the charges to the five projects correct in the quarter. What was the total dollar amount charge of the five projects that you took?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
With regard to the balance sheet, first off, keep in mind, we are still finalizing closing the books and going through the audit process. So, there can be some changes overall. That being said, I would expect stockholders' equity to be around the 225 number for the quarter. Overall goodwill I expect to be in the $65 million to $70 million range from that perspective. As far as the jobs themselves, I think we've kind of laid out where the math works on that; like we said, we did the $2.6 million related to the charges, $1 million for the NOL valuation allowance. And we would expect that have we not had this up, we would have met the Street expectations for the quarter.

Matt Duncan - Stephens - Managing Director
And Chris, just to be clear, you said goodwill was 65 to 70. What about other intangibles, what's the total amount of goodwill and other intangibles?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
Your other intangibles are going to run about 35 million, 40 million.

Operator
Our next question comes from Jon Tanwanteng from CJS Securities. Please go ahead.

Jon Tanwanteng - CJS Securities - Analyst
Just to clarify, you're taking the total expected losses from all these projects in Q3. How does that impact margin profitably in Q4 and Q1 and are those projects should be break even or even profitable as they finish up?

Mark Stauffer - Orion Marine Group Inc. - CEO
So, what is that's happening under GAAP rules for POC accounting and lease cost is our accounting basis for POC. Anytime you have a job that goes into a loss business, and you would recognize that entire -- or write down for that matter, even if not a loss. You would recognize that entire write down at that point. So, in these cases and these jobs, they are moving into a loss position, we take that write down now. And then as we move forward, cost people's revenue. So there would be no profits taken on these jobs going forward; your costs -- so you have a dollar costs, you have dollar revenue associated with that.

Again your actual costs always have been recognized. This is -- we're assuming a forecast going forward. Should that forecast change? So should we be able to improve upon the production and assumptions we've made in these jobs, then yes, you would see an improvement related to that in the P&L. Just suppose that if the jobs were to deteriorate further or we cannot meet the production level, then you put an impact. However, we really believe that we've got a great handle on these jobs at this point and that we can see them coming where they're at clearly. And there is some chance to actually improve production on this.

Jon Tanwanteng - CJS Securities - Analyst
And then the issues you're having in the Tampa office; are they going to prevent you from bidding on future work or performing work out of that office in near term?

Mark Stauffer - Orion Marine Group Inc. - CEO
Well, it won't prevent us from that, but clearly we have a high level of screening process and review process on the work that we are bidding over there. There is no external reason why we can't bid on anything of course but internally we have a high level of oversight on what projects we're bidding.

Jon Tanwanteng - CJS Securities - Analyst
And then just to go back on the debt and covenant question. You said, you don't expect to have a problem, does that mean you're actually working with the banks and getting amendments or waivers actually you're not.

Mark Stauffer - Orion Marine Group Inc. - CEO
No, as of right now, we do -- even with these results, we do not have an issue with our covenants.

Jon Tanwanteng - CJS Securities - Analyst
And then finally, Chris, I think you mentioned that EBITDA at TAS is up 40% year-over-year in Q3. What about the year to date results, has that been materially different from I think the 25 million that you did in 2014?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
No, keep in mind they were impacted in the second quarter in Texas with all the rain. So, I think that impacted the first half for their year. But we think -- as we said on the call last time that we expected them to be up a little bit potentially for the year '15 over -- full year '15 over full year '14 but we did note the impacts in Q2. Clearly that was of course before we acquired them. But just to reiterate that we're excited about what they've done in Q3. It is ahead of what our initial expectations were. They have been a positive contributor to bottom-line results and we expect them to continue to do well in Q4 and in 2016.

Jon Tanwanteng - CJS Securities - Analyst
And then lastly, can you just describe what your dredging fleet looks like after these changes and I guess the disposals and conversions, what's left and what did you actually sell, what size of the dredge?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
Well we haven't sold, we have it for sale, we will sell it internationally and that is a 24-inch dredge that we will be selling internationally. Of the large dredges, we have six remaining configured as a dredge, working as dredges; two that we have converted to boosters which again as I said can be converted back to meet market demands and of course one that we're holding for sale at this point.

Operator
Our next question comes from Marco Rodriguez from Stonegate Capital. Please go ahead.

Marco Rodriguez - Stonegate Capital - Senior Analyst
Thanks, but all my questions have been asked and answered. I appreciate it.

Operator
Our next question comes from Adam Thalhimer from BB&T Capital.

Adam Thalhimer - BB&T Capital - Senior Vice President
You said in the quarter that you would have been in line perhaps in Tampa and absent the charges and is that -- so just so I understand that, TAS, the performance in TAS offset the weakness from the army corps?

Mark Stauffer - Orion Marine Group Inc. - CEO
Well, I would take issue with your characterization of the army corps. I mean, what we're saying is that the impact to projects during the quarter was related to Tampa without those issues. And we also quantified that roughly about for the non-cash charges including the valuation allowance on the NOL, in Florida that accounts for about $0.10 of the range we gave. So ex that and ex the Tampa issues, we would have been in line with what Street expectation was.

Adam Thalhimer - BB&T Capital - Senior Vice President
OK. So Mark, you said that dredge utilization will improve going forward but I'm just -- how I'd view that in light of the complaints you had about the core dredging in the current administration?

Mark Stauffer - Orion Marine Group Inc. - CEO
Well I guess, just to reiterate, we've got private-sector work in backlog turnkey projects to do construction and dredging that we have in backlog and we expect to begin working on as we move through the fourth quarter get into next year. We additionally have local port authority work which we will continue to work on. We have other private-sector opportunities that we are pursuing that our turnkey projects that we will use -- utilize for some of the dredge assets.

So what we're saying is given all of that and given the flexibility of -- the alignment of the dredge fleet, if you will, we expect that to improve utilization going forward to address and adapt to the inconsistencies in the core lettings because quite frankly we don't think that funding situation is really going to change for the balance of this administration. That doesn't mean there's not of going to be core work to bid on, there is going to be core work to bid on, it just means we are probably going to continue to see the inconsistencies. As we talked about this morning, we are apparent low bidder on a project that was let in October. We were a low bidder on another project that was canceled and will be rebid going forward. They're still going to have work to execute as they go forward. So, we are just going to be a little bit more nimble going forward on how we adapt to that in consistency in flexing and flexing the fleet and working in the private sector and non -- and port authority work that's not core related.

Operator
Our next question comes from Alex Rygiel from FBR.

Alex Rygiel - FBR - Managing Director
I'm sorry if I missed this, guys. But what's the pro forma debt and cash at the end of the third quarter?

Chris DeAlmeida - Orion Marine Group Inc. - VP, CFO
Pro forma as debt will be right around $148 million and cash will be approximately 20.

Operator
Our next question comes from John Rogers from D.A. Davidson.

John Rogers - D.A. Davidson - Managing Director
Just a follow-up, I was just trying to do some math here. The amount of your dredging business that will be running off as essentially a break even margin in the fourth quarter, looks like it will be about 15% to 20% of your business. Is that --

Mark Stauffer - Orion Marine Group Inc. - CEO
John. I'm not sure what you're -- John, I don't know where you are getting your comments around, dredge work running off, so it's a break even. We never said that.

John Rogers - D.A. Davidson - Managing Director
You said a remainder on those Tampa project.

Mark Stauffer - Orion Marine Group Inc. - CEO
Which are non-dredging.

John Rogers - D.A. Davidson - Managing Director
I'm sorry; marine I should have said, Mark.

Mark Stauffer - Orion Marine Group Inc. - CEO
Those are marine, yes sir. Yes.

John Rogers - D.A. Davidson - Managing Director
And then the second question was how much backlog did TAS bring in, in the quarter?

Mark Stauffer - Orion Marine Group Inc. - CEO
I want to say, we've said earlier about $80 million roughly during the quarter that they were successful bidder on.

John Rogers - D.A. Davidson - Managing Director
OK, but coming into the quarter?

Mark Stauffer - Orion Marine Group Inc. - CEO
Well, at June 30th they had a backlog of about a $160 million. We will clarify that; it was on the -- we spoke about that on the last call but I want to say it was a 130 to 160. And I apologize; I don't have that sitting in front of me.

Operator

I'm showing now further questions at this time. I would now like to turn the call back over to management for any closing remarks.

Andrew Swerdlow - Orion Marine Group Inc. - IR
On behalf of Orion Marine Group, we would like to thank you for taking the time to talk with us this morning. And we look forward to speaking with you in the future. If you have any follow-up questions, please feel free to give me a call. Thanks, and have a good day.

Operator
Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Have a great day.